Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
American Realty Investors, Inc. Reports First Quarter 2009 Results
Dallas (May 15, 2009) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2009. ARL announced today that the Company reported net income applicable to common shares of ($7.2) million or ($0.64) per diluted earnings per share which includes gain on sale of real estate from discontinued operations of $4.8 million, as compared to a net income applicable to common shares of $59.8 million or $4.60 per diluted earnings per share which includes gain on sale of real estate from discontinued operations of $111.4 million for the same period ended 2008.
Results of operations for the three months ended March 31, 2009 as compared to the same period ended 2008.
Rental and other property revenues increased by $3.5 million as compared to the prior period, which by segment was an increase in the apartment portfolio of $2.8 million and an increase in the commercial portfolio of $2.0 million, offset by a decrease in the hotel portfolio of $0.9 million, a decrease in the land portfolio of $0.3 million and a decrease in the other portfolio of $0.1 million.
Depreciation and amortization increased $1.0 million as compared to the prior period, which by segment was an increase in the apartment portfolio of $0.7 million and an increase in the commercial portfolio of $0.3 million.
Other income increased $2.8 million as compared to the prior period. The majority of the increase of $2.3 million is from the gains on our disposition of our investment in the Korean REIT. In addition, we had $0.5 of nonrecurring income.
Mortgage and loan interest expense decreased $1.6 million as compared to the prior period, which by segment is a decrease in the apartment portfolio of $0.4 million, a decrease in the commercial portfolio of $0.4 million, a decrease in the land portfolio of $0.8 million and a decrease in the other portfolio of $0.1 million, offset by an increase in the hotel portfolio of $0.1 million.
Earnings from unconsolidated subsidiaries decreased $5.1 million as compared to prior period. The decrease is attributable to the lack of activity within the entities. In the prior period, these entities had large non-recurring gains from the sale of properties.
Provisions for allowance on notes receivable and impairment decreased $11.6 million as compared to the prior period. In the prior period, we posted a provision for doubtful collections on our receivables of $5.0 million and a $7.0 million reserve against certain investments within our portfolio.
Loss from discontinued operations decreased $13.8 million as compared to the prior period. There are only two properties in discontinued operations for 2009 as compared to 30 for 2008.
Gain on sale of real estate from discontinued operations decreased $106.6 million. In the current period, we sold one income producing property as compared to 17 properties sold during the first quarter of 2008.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, go to ARL’s web site at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31,
	2009	2008
	(dollars in thousands, except share and
	per share amounts)
Revenues:

Rental and other property revenues	$47,497	$44,000

Expenses:
Property operating expenses	30,501	30,468
Depreciation and amortization	7,799	6,837
General and administrative	3,142	4,323
Advisory fee to affiliate	3,847	3,975

Total operating expenses	45,289	45,603

Operating income (loss)	2,208	(1,603)

Other income (expense):
Interest income	2,098	2,100
Other income	4,542	1,727
Mortgage and loan interest	(21,015)	(22,625)
Earnings from unconsolidated subsidiaries and investees	—	5,112
Gain on foreign currency translation	(525)	—
Provision for allowance on notes receivable and impairment	(379)	(12,000)
Litigation settlement	—	781

Total other expenses	(15,279)	(24,905)

Loss before gain on land sales, non-controlling interest, and taxes	(13,071)	(26,508)
Gain on land sales	168	1,275

loss from continuing operations before tax	(12,903)	(25,233)
Income tax benefit	1,521	34,138

Net income (loss) from continuing operations	(11,382)	8,905

Discontinued operations :

Loss from discontinued operations	(13)	(13,833)
Gain on sale of real estate from discontinued operations	4,771	111,370
Income tax expense from discontinued operations	(1,665)	(34,138)

Net income (loss)	(8,289)	72,304

Less: net loss attributable to non-controlling interests	1,685	(11,877)

Net income (loss) attributable to American Realty Investors, Inc.	(6,604)	60,427
Preferred dividend requirement	(622)	(623)

Net income (loss) applicable to common shares	$(7,226)	$59,804

Earnings per share -basic
Income (loss) from continuing operations	$(0.92)	$0.82
Discontinued operations	0.28	4.90

Net income (loss) applicable to common shares	$(0.64)	$5.72

Earnings per share -diluted
Income (loss) from continuing operations	$(0.92)	$0.66
Discontinued operations	0.28	3.94

Net income (loss) applicable to common shares	$(0.64)	$4.60

Weighted average common share used in computing earnings per share	11,237,066	10,451,042
Weighted average common share used in computing diluted earnings per share	11,237,066	13,012,705

Amounts attributable to American Realty Investors, Inc.
Income (loss) from continuing operations	$(9,697)	$9,168
Income from discontinued operations	3,093	51,259

Net income (loss)	$(6,604)	$60,427

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2009	2008
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,719,409	$1,712,506
Real estate held for sale at cost, net of depreciation	4,291	10,333
Real estate subject to sales contracts at cost, net of depreciation	54,660	55,100
Less accumulated depreciation	(172,700)	(164,537)

Total real estate	1,605,660	1,613,402
Notes and interest receivable

Performing	78,465	68,845
Non-performing	3,394	20,032
Less allowance for estimated losses	(9,670)	(11,874)

Total notes and interest receivable	72,189	77,003
Cash and cash equivalents	2,236	6,042
Restricted cash	—	271
Investments in securities	—	2,775
Investments in unconsolidated subsidiaries and investees	27,238	27,113
Other assets	103,658	115,547

Total assets	$1,810,981	$1,842,153

Liabilities and Shareholders’ Equity
Liabilities:

Notes and interest payable	$1,317,021	$1,311,935
Notes related to assets held-for-sale	993	7,722
Notes related to subject to sales contracts	62,287	62,972
Stock-secured notes payable	14,022	14,026

Accounts payable and other liabilities	131,402	147,920

	1,525,725	1,544,575

Commitments and contingencies:
Shareholders’ equity:
Preferred Stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,390,913 shares in 2009 and in 2008 (liquidation preference $33,909), including 900,000 shares in 2009 and 2008 held by subsidiaries	4,979	4,979

Common Stock, $.01 par value, authorized 100,000,000 shares; issued 11,874,138, and outstanding 11,237,066 shares in 2009 and in 2008	114	114

Treasury stock at cost; 637,072 shares in 2009 and 2008, which includes 276,972 shares held by TCI (consolidated) as of 2009 and 2008	(5,954)	(5,954)
Paid-in capital	92,027	92,609
Retained earnings	112,373	119,599
Accumulated other comprehensive income (loss)	2,185	4,331

Total American Realty Investors, Inc. shareholders’ equity	205,724	215,678

Non-controlling interest	79,532	81,900

Total equity	285,256	297,578

Total liabilities and equity	$1,810,981	$1,842,153